Exhibit 99.2

FOR IMMEDIATE RELEASE

INFINITY REVIEWS 2007 ACHIEVEMENTS AND ANNOUNCES 2008 GOALS

– Expects to advance IPI-504, Infinity’s lead Hsp90 molecule, into registration trial and to broaden its commercial potential with expanded clinical development –

CAMBRIDGE, Mass. – January 7, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today announced its 2008 product development and business goals, and provided financial guidance. Infinity’s 2008 objectives build upon its scientific and business successes in 2007.

Key highlights from 2007:

•	Reported additional evidence of biological activity of IPI-504, the company’s lead heat shock protein 90 (Hsp90) inhibitor, in patients with gastrointestinal stromal tumors (GIST),

•	Completed enrollment of 19/20 patients in the expansion portion of the Phase 1 GIST trial and initiated plans for a potential registration trial;

•	Showed evidence of biological activity of IPI-504 in patients with non-small cell lung cancer (NSCLC), and initiated the Phase 2 portion of the study;

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Initiated additional clinical trials of IPI-504, including a Phase 2 single-agent study in patients with hormone-resistant prostate cancer (HRPC) and a Phase 1b study in combination with Taxotere® (docetaxel) in patients with advanced solid tumors;

•	Regained all worldwide, royalty-free rights to Infinity’s Hedgehog pathway inhibitor program, and selected a Hedgehog inhibitor development candidate, IPI-926;

•	Ended 2007 with approximately $114 million in cash and equivalents (unaudited), providing cash to support the company’s current operating plan through at least the end of 2009.

“In 2007 we accomplished our major scientific and business objectives,” said Steven H. Holtzman, Chair and Chief Executive Officer of Infinity. “Our lead molecule, IPI-504, has shown biological activity and has been well-tolerated in multiple clinical trials, and we believe we have established a strategy for bringing IPI-504 rapidly to market for the potential treatment of a number of cancers. We continue to maintain our strong financial position, and expect to achieve several near-term, value-creating milestones in 2008.”

2008 Infinity Goals and Financial Guidance

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Launch a Phase 3 registration trial of IPI-504 in GIST: Pending ongoing consultation with advisors and regulatory authorities, and analysis of data from the ongoing fully-expanded Phase 1 clinical trial, Infinity, in collaboration with its partner MedImmune (a unit of AstraZeneca), expects to launch a registration trial of IPI-504 in refractory GIST in the third quarter of 2008.

•

Initiate Phase 2 clinical trials of IPI-504 in additional indications: Infinity expects to continue broadening the commercial potential of IPI-504 by initiating Phase 2 trials in additional solid tumor indications;

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Commence a Phase 1 clinical study with an oral Hsp90 inhibitor: Infinity has been conducting comparative preclinical studies of its oral Hsp90 candidates, and, pending final analysis of preclinical data, expects to advance IPI-493 into the clinic in the first half of 2008;

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Begin clinical development of Hedgehog pathway inhibitor: IPI-926, Infinity’s orally-available Hedgehog pathway inhibitor molecule, has shown highly potent and selective inhibition of the pathway and anti-tumor activity in preclinical models. Infinity expects to file an investigational new drug (IND) application for IPI-926 by the third quarter of 2008 and to commence human clinical studies shortly thereafter;

•

Maintain a strong financial profile: Based on its current operating plan, and absent additional financing or business development activities, Infinity expects a net cash burn of $35-45 million in 2008. This will provide cash to support Infinity’s current operating plan through at least the end of 2009, enabling the company to evaluate strategic opportunities to enhance its product pipeline and to reach key value-creating milestones.

Infinity today also announced its anticipated key milestones for 2008:

•	Present updated data on Phase 1 trial of IPI-504 in patients with GIST (ASCO 2008)

•	Present preclinical data on its lead Hedgehog inhibitor, IPI-926 (AACR 2008)

•	Initiate additional Phase 2 studies of IPI-504 (1H 2008)

•	Initiate Phase 1 trial of an oral Hsp90 inhibitor (1H 2008)

•	Initiate registration trial of IPI-504 in patients with GIST (3Q 2008)

•	Present preliminary data from IPI-504 Phase 2 trial in patients with NSCLC (2H 2008)

•	Present preliminary data from IPI-504 Phase 2 trial in patients with HRPC (2H 2008)

•	Initiate Phase 1 trial of its oral hedgehog pathway inhibitor, IPI-926 (2H 2008)

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding future clinical trial activity for IPI-504, IPI-493 and IPI-926; the presentation of preclinical and clinical data for IPI-504 and IPI-926; estimates of 2008 financial performance; and the expectation that Infinity will have cash to support its current operating plan through at least the end of 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Securities and Exchange Commission on November 7, 2007. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. INFI-G

Contact

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http:www.infi.com

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